PetLife Pharmaceuticals Sees Vitalzul™ as a Major Component in the Treatment of Cancer in Pets; Releases Vitalzul™ Information and Testimonial Video

Sep 01, 2016

OTC Disclosure & News Service

Hancock, MD, Sept. 01, 2016 (GLOBE NEWSWIRE) -- PetLife Pharmaceuticals, Inc. (OTC QB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, continues following the roadmap for FDA submission of Vitalzul™, a proposed cancer treatment for cats and dogs that has shown significant preliminary success in the reduction of tumors size as well as extension and quality of life of pets.

The American Veterinary Medical Association (AVMA) statistics indicate a 1 in 4 chance of dogs getting cancer, this rate increases to nearly 1 in 2 for dogs over 10 years old. Expenses in diagnosis and treatment grow quickly with biopsies of tissue, CT scans, MRI’s, etc. Once a diagnosis has been completed, the conventional options for treatment include: surgery, chemotherapy, radiation, cryosurgery (freezing), hyperthermia (heating) or immunotherapy. The average cost to treat lymphoma in pets is estimated to be $4,000. In late stage cases or depending on the type of cancer, euthanasia may be the only conventional option.

PetLife Pharmaceuticals’ Vitalzul™ is non-invasive and significantly less expensive than conventional treatments. This revolutionary new drug, with demonstrated ability to reduce tumor size and virtually no signs of toxicity or complications observed during clinical use, is made from Blue Scorpion venom extract. This drug is already approved in several countries as an oncology drug for humans, known as Escozine. PetLife Pharmaceuticals, working closely with InnoVision Therapeutics, is preparing the requisite paperwork for FDA submission and clinical trials.

Dr. Salvagno, CEO of PetLife Pharmaceuticals, has put together an eye-opening video explaining Vitalzul™ which he presents along with VP of Veterinary Affairs, Dr. Mitchell: https://www.youtube.com/watch?v=_yqZ1Gbm4hw

“We at PetLife Pharmaceuticals are very excited about the potential of Vitalzul™. Nearly 13 Million* pets receive a cancer diagnosis each year. Through our continued research we expect to show that our treatment will significantly extend the life expectancy of the pet population while keeping pet owner costs reasonable.” Dr. Salvagno, CEO of PetLife Pharmaceuticals, commented.

Petlife’s 506 Private Placement Memorandum is available only to accredited investors.

*Animal Cancer Foundation: http://www.acfoundation.org/faqs/

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (OTCQB: PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife’s mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology -- with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Safe Harbor

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: PetLife encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by the Company, that are not purely historical are forward-looking within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company’s business prospects and performance. The Company’s actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the Company’s filings with the SEC on Forms 10-K, 10-Q, and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

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